                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.1a-11(c) or Section 240.1a-12


                                 MAXSERV, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  MAXSERV, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1)    Title of each class of securities to which transaction applies:

       2)    Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       4)    Proposed maximum aggregate value of transaction:

       * Set forth amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount previously paid:

       2)    Form, Schedule or Registration Statement No.:

       3)    Filing Party:

       4)    Date Filed:

Notes:

                                 MAXSERV, INC.
                        8317 CROSS PARK DRIVE, SUITE 350
                              AUSTIN, TEXAS  78754


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 25, 1996




         You are notified that the annual meeting of stockholders of MaxServ, Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters at 8317 Cross Park Drive, Austin, Texas 78754, on Friday, October 25, 1996, at 9:00 a.m., Central Standard Time, for the following purposes:

         1.      To elect eight directors.

         2.      To ratify the selection of independent accountants.

         To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on Tuesday, September 10, 1996 as the record date for the determination of stockholders entitled to vote at the meeting.

         We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans you can, of course, revoke the proxy at any time before it is actually voted.

                                            By Order of the Board of Directors
                                            Neil A. Johnson
                                            Secretary

Austin, Texas
September 16, 1996

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 25, 1996

                                  THE MEETING

         This Proxy Statement is furnished to the stockholders of MaxServ, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held Friday, October 25, 1996. This Proxy Statement and the accompanying proxy are being sent or given to the stockholders of the Company on or about September 16, 1996. The Company's Annual Report to Stockholders for the fiscal year ended May 31, 1996 is also being sent to the stockholders of the Company with this Proxy Statement.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum at the Meeting. Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the items set forth in the Notice of Annual Meeting of Stockholders are set forth in the discussion of each item herein.
In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date.

         Proxies in the form enclosed will be voted at the Meeting, if properly executed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice of revocation to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

         The record date for stockholders entitled to vote at the Meeting is September 10, 1996. At the close of business on September 10, 1996, the Company had issued and outstanding and entitled to vote at the Meeting 10,905,839 shares of common stock. As of September 10, 1996, the directors and executive officers of the Company and their affiliates owned a total of 8,379,656 shares of the Company's common stock, or approximately 77% of the total number of shares outstanding and entitled to vote at the Meeting. The directors and executive officers and their affiliates have indicated to the Company that they presently intend to vote all of the shares of common stock owned by them for each of the items set forth in the Notice of Annual Meeting.

PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of August 27, 1996 by:
(i) each person known by the Company to be the beneficial owner of more than 5% of its common stock, (ii) each named executive officer (see "Executive Compensation" for definition), (iii) each director of the Company, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


            Name and Address of                                   Shares Beneficially
              Beneficial Owner                                           Owned                      Percent Class
      -------------------------------                             -------------------               -------------
      Charles F. Bayless                                                420,124         (1)              3.7%

      Thomas W. O'Brien                                                 119,334         (2)              1.1%

      Neil A. Johnson                                                   121,667         (3)              1.1%

      James F. Leary                                                   1,280,533        (4)             11.7%

      Nathaniel P. Turner                                                57,000         (5)               *

      Stephen J. Keane                                                   38,000         (6)               *

      Daniel A. Mihalovich                                             7,033,333        (7)             64.4%

      Thomas D. Overton III                                            7,033,333        (8)             64.4%

      Patrick A. Rivelli                                               1,029,800        (9)              9.4%

      Stephanie S. Springs                                             7,033,333        (10)            64.4%

      Sunwestern Capital Ltd.,
      Sunwestern Investment Fund II,
      and Sunwestern Cayman 1984 Partners
      Three Forest Plaza, Suite 1300
      12221 Merit Drive
      Dallas, Texas  75251                                             1,280,533                        11.7%

      Sears, Roebuck and Co.
      3333 Beverly Rd.
      Hoffman Estates, Illinois  60179                                 7,033,333                        64.4%

      All officers and directors as a group (10 persons)               9,087,991    (4)(7)(8)(9)        78.2%
                                                                                     (10)(11)

      *Less than 1%

(1) Mr. Bayless owns 1,790 shares in an individual retirement account. Includes 418,334 shares subject to presently exercisable options (or those exercisable within sixty days). Excludes an additional 21,666 shares issuable pursuant to options which are not currently exercisable (or exercisable within sixty days).
(2) Represents shares subject to presently exercisable options (or those exercisable within sixty days). Excludes an additional 16,666 shares issuable pursuant to options which are not currently exercisable (or exercisable within sixty days).
(3) Mr. Johnson owns 10,000 shares of record. Includes 111,667 shares subject to presently exercisable options (or those exercisable within sixty days). Excludes an additional 13,333 issuable pursuant to options which are not currently exercisable (or exercisable within sixty days).
(4) Mr. Leary owns no shares of record. As a general partner or an executive officer of entities controlling Sunwestern Capital, Ltd., Sunwestern Investment Fund II and Sunwestern Cayman 1984 Partners, Mr. Leary may be deemed to be the beneficial owner of shares owned by such entities. Mr. Leary disclaims beneficial ownership of the shares held by such entities.
(5) Mr. Turner owns 11,000 shares of record. Includes 46,000 shares subject to presently exercisable options (or those exercisable within sixty days). Excludes an additional 5,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within sixty days).
(6) Mr. Keane owns 28,000 shares of record. Includes 10,000 shares subject to presently exercisable options (or those exercisable within sixty days). Excludes an additional 5,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within sixty days).
(7) Mr. Mihalovich owns no shares of record. As Vice President/GM of Sears Product Services, a division of Sears, Roebuck and Co., Mr. Mihalovich may be deemed to be the beneficial owner of shares owned by Sears, Roebuck and Co. Mr. Mihalovich disclaims beneficial ownership of the shares held by Sears, Roebuck and Co.
(8) Mr. Overton owns no shares of record. As Vice President, Strategy and Business Development for Home Services, a division of Sears, Roebuck and Co., Mr. Overton may be deemed to be the beneficial owner of shares owned by Sears, Roebuck and Co. Mr. Overton disclaims beneficial ownership of the shares held by Sears, Roebuck and Co.
(9) Mr. Rivelli owns 15,000 shares of record. As a general partner or an executive officer of entities controlling Sunwestern Investment Fund II and Sunwestern Cayman 1984 Partners, Mr. Rivelli may be deemed to be the beneficial owner of shares owned by such entities. Mr. Rivelli disclaims beneficial ownership of the shares held by such entities.
(10) Ms. Springs owns no shares of record. As Senior Systems Director, Information Systems Shared Services for Sears, Roebuck and Co., Ms. Springs may be deemed to be the beneficial owner of shares owned by Sears, Roebuck and Co. Ms. Springs disclaims beneficial ownership of the shares held by Sears, Roebuck and Co.
(11) Includes 705,335 shares subject to presently exercisable options (or those exercisable within sixty days). Excludes an additional 61,665 shares issuable pursuant to options which are not currently exercisable (or exercisable within sixty days).

ITEM 1
                             ELECTION OF DIRECTORS

         At the Annual Meeting pursuant to which this Proxy Statement is being distributed, and assuming the presence of a quorum, eight directors are to be elected by a plurality of the votes cast by the holders of shares entitled to vote. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of director positions to be filled at the meeting. Votes withheld are not counted in the number of votes cast in the election of directors. Under applicable Delaware law, in tabulating the vote, broker non-votes will not be considered present and will have no effect on the vote. Each outstanding share of common stock entitles the holder thereof to one vote with respect to the election of the eight director positions to be filled at this meeting. The nominees for director are Charles F. Bayless, Nathaniel P. Turner, James F. Leary, Steven J. Keane, Daniel A. Mihalovich, Thomas D. Overton III, Patrick A. Rivelli and Stephanie
S. Springs. All of the nominees except Ms. Springs are presently directors of the Company. For information concerning the backgrounds of the nominees for director, see "Directors, Executive Officers and Non-Director Nominee" below.

         THE ENCLOSED PROXY, IF PROPERLY SIGNED AND RETURNED, AND UNLESS AUTHORITY TO VOTE IS WITHHELD, WILL BE VOTED FOR THE ELECTION OF THESE EIGHT NOMINEES. The Board of Directors has no reason to believe that any of such nominees will be unable to serve if elected. In the event any of such nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such substitute nominee as may be designated by the Board of Directors. All directors serve for a term of one year and until their successors are elected. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES.

             DIRECTORS, EXECUTIVE OFFICERS AND NON-DIRECTOR NOMINEE

              NAME                                 AGE                      POSITION
         --------------                            ---                 ------------------
         Charles F. Bayless                         54                  President, Chief Executive
                                                                        Officer and Director
         Thomas W. O'Brien                          49                  Executive Vice President
         Neil A. Johnson                            56                  Senior Vice President, Finance,
                                                                        Chief Financial Officer, Treasurer
                                                                        and Secretary
         Nathaniel P. Turner                        58                  Director
         James F. Leary                             66                  Director
         Stephen J. Keane                           67                  Director
         Daniel A. Mihalovich                       52                  Director
         Thomas D.  Overton III                     39                  Director
         Patrick A. Rivelli                         59                  Director
         Stephanie S. Springs                       47                  Non-Director Nominee

         Charles F. Bayless has served as President, Chief Executive Officer and a director of the Company since May 1988. Mr. Bayless has been associated with software and data processing service companies for over 28 years. Prior to joining the Company, Mr. Bayless served in senior officer positions with Louisiana National Bank, University Computing Company (presently UCCEL), Tres Systems, Inc. (presently a Control Data subsidiary) and Execucom Systems Corporation. Mr. Bayless has served as a director and President of the Texas Computer Industry Council.

         Thomas W. O'Brien has served as Executive Vice President of the Company since June 1989. Prior to Mr. O'Brien's employment by the Company, he provided services to the Company as a consultant. Prior to that, Mr. O'Brien was employed by BPI Systems, a publicly traded PC accounting software company, as its Senior Vice President of Operations. Responsibilities with BPI included systems development, OEM relations, manufacturing, MIS and administration. Mr. O'Brien was appointed by the Lt. Governor of Texas to two terms on the Automated Information Systems Advisory Council. He holds a BBA in Industrial Management from the University of Texas at Austin.

         Neil A. Johnson has served as Senior Vice President, Finance, Chief Financial Officer and Treasurer since March 1994. Since April 1995, he has also served as Secretary. Previously, he served as Senior Vice President of Finance and Administration and Chief Financial Officer of Shared Systems, an application software company acquired in 1993 by Stratus Computer, Inc. Prior to that, Mr. Johnson served as the Southwest Region Energy Industry Consulting Partner with the accounting firm of Coopers & Lybrand. He has held financial and operating management positions with Earth Resources Company, a diversified petroleum refining and marketing and metals mining company, acquired by Mapco, Inc. in 1981, with Dresser Industries, Inc. and other energy concerns. His management and consulting experience includes significant international business in the technology and energy industries. Mr. Johnson is a Certified Public Accountant and holds a Bachelor of Business Administration degree in Accounting from Texas Tech University.

         Nathaniel P. Turner has served as a director since January 1990. Mr. Turner is a founder of Paul & Turner, Inc., a management consulting firm serving the computer and telecommunications industries. Paul & Turner's areas of practice include process reengineering for the marketing, sales and customer service functions as well as development of custom executive education programs. Prior to employment with Paul & Turner, Mr. Turner served in senior management positions with Cullinane Corporation, University Computing Company, Louisiana National Bank, and Cameron Iron Works. Mr. Turner currently serves as a director of the Flagship Group, Inc., a publisher of vertical market application software for small systems. Mr. Turner has also served as a director of two other software companies and as an officer and director of the Texas Computer Industry Council. Mr. Turner holds undergraduate degrees from Cornell University and the University of Texas as well as an M.B.A. from Harvard University.

         James F. Leary has served as a director of the Company from January 1986 through January 1990 and since March 1993. Mr. Leary currently serves as Vice Chairman - Finance of Search Capital Group, Inc., traded on the Over the Counter Bulletin Board, engaged in financial services. Mr. Leary is the founding general partner of the Sunwestern Investment Group. He is a general partner of Sunwestern Investment Fund and Sunwestern Investment Fund II. In addition, Mr. Leary is a director or an executive officer of certain entities affiliated with such Sunwestern Funds. Certain Sunwestern entities are principal stockholders of the Company. Prior to founding the Sunwestern Investment Group, Mr. Leary served as Senior Executive Vice President and Chief Financial Officer of the Associates Corporation of North America, Dallas, Texas, a multinational financial services company, where he was also in charge of venture capital activities. Prior experience includes senior positions with National Bank of North America (New

York, New York) and CIT Financial Corporation (also in New York) where he was in charge of venture capital activities. Mr. Leary received a B.S. from Georgetown University, an M.B.A. in Banking and Finance from New York University, and attended the Advanced Management Program at the Harvard Graduate School of Business. Mr. Leary also serves as a director of PhaseOut of America, Inc., a NASDAQ listed company engaged in the retail sale of smoking cessation products.

         Stephen J. Keane has served as a director of the Company since March 1993. Mr. Keane currently serves as a director of Novadyne Computer Systems, a private company engaged in third party maintenance work primarily for minicomputer and communication systems; and Storage Technology Corp., a public company engaged in supplying memory system components for IBM and other mainframe markets. Mr. Keane is a founding member of the Forum of Corporate Directors, Orange County. Mr. Keane formerly served as President of Sorbus Division; President of Basic Four Division; a member of the management committee and a director for Management Assistance, Inc.; Vice President of Mohawk Data Sciences; Founder, President and CEO of Bucode, Inc.; and various corporate management positions with Potter Instrument, Sperry Corp. and Liberty Products. Mr. Keane received a Bachelors of Mechanical Engineering from Polytechnic Institute and an M.S. in Management from Columbia University.

         Daniel A. Mihalovich has served as a director of the Company since July 1993. Mr. Mihalovich currently serves as Vice President/GM, Product Services of Sears, Roebuck and Co., a principal stockholder of the Company. He joined Sears in 1966 and served in a number of merchandising positions and retail store management positions before moving into general management in 1986. In March 1992 he transferred to headquarters in Chicago as national general manager of store operations, South, serving in that position until he was elected Vice President/GM, Product Services, in April 1993 where he is responsible for service, repair parts and technical services. Mr. Mihalovich is a graduate of Drake University.

         Thomas D. Overton III has served as a director of the Company since February 1996. Mr. Overton currently serves as Vice President, Strategy and Business Development for the Home Services area of Sears, Roebuck and Co., a principal stockholder of the Company. He joined Sears in March of 1993 and was responsible for strategic planning for the apparel merchandising area prior to joining Home Services in January 1996. From 1989 to 1993 Mr. Overton served as vice president of a division of May Department Stores, where he was responsible for strategic planning and revenue development. Prior to 1989 Mr. Overton served for five years as a management consultant with McKinsey and Co. in their Dallas office, managing strategic planning studies for clients in the financial services, manufacturing, and information systems industries. Mr. Overton is a graduate of Texas Tech University with a Bachelor of Business Administration degree in Accounting, and holds a Master's degree in Management from the Sloan School at MIT.

         Patrick A. Rivelli has served as a director of the Company from February 1993 to July 1993 and since January 1994. Mr. Rivelli is a founding general partner of Sunwestern Investment Fund III and a general partner of Sunwestern Investment Fund II. He has over 30 years experience in the computer and electronics industry. Prior to joining Sunwestern he was a private investor and consultant to numerous early-stage technology companies. He was co-founder and senior vice president responsible for marketing, sales and engineering for National Micronetics, Inc. In addition, Mr. Rivelli held the position of Chief Engineer at the Ferroxcube Division of North American Philips and various project management positions at Burroughs Corporation and UNIVAC (now UNISYS). He graduated from Northeastern University with a B.S. in Electrical Engineering and has an M.S. in Engineering from the University of Pennsylvania. Mr.

Rivelli also serves as a director of VISTA Information Solutions, Inc., a NASDAQ listed company engaged in the provision of environmental information.

Stephanie S. Springs currently serves as Senior Systems Director, Information Systems Shared Services at Sears, Roebuck and Co., a principal stockholder of the Company. In this position she is responsible for Strategic Planning, Systems Software Services, Training and Recruiting, and the Financial Planning Offices for the systems organization. Ms. Springs has been with Sears since 1973 holding a variety of positions. From 1988 to 1995, she was Systems Director of Marketing and Merchandising Systems. Preceding this position, 1987 to 1988, Ms. Springs was the Director of Corporate Contributions and Vice President of the Sears Roebuck Foundation. Before 1987, Ms. Springs held a variety of programming and management positions in the systems organization. Ms. Springs is a graduate of the University of Illinois, Champaign with a Bachelor of Science degree in math, and holds a Masters of Business Administration degree from Loyola University in Chicago.

         All directors serve for a term of one year and until their successors are duly elected. See "EXECUTIVE COMPENSATION-Director Compensation" regarding director fees and other compensation.

         The Board of Directors met six times during fiscal 1996. Each nominee for director attended at least 75% of the meetings of the Board of Directors of the Company and Board committees of which he was a member during fiscal 1996 or the period thereof during which he was a member except for Mr. Leary who attended three of the six board meetings and Mr. Martin who attended four of the six board meetings.

         The Board of Directors has a compensation and stock option committee which currently consists of James F. Leary, Chair, and Nathaniel P. Turner, an audit committee which currently consists of James F. Leary, Chair, Stephen J. Keane and Nathaniel P. Turner, a strategic planning committee which currently consists of Stephen J. Keane, Chair, Nathaniel P. Turner, Daniel A. Mihalovich, Patrick A. Rivelli and Charles F. Bayless, and a significant proposal review committee which currently consists of Charles F. Bayless, Chair, Nathaniel P. Turner, Stephen J. Keane and James F. Leary.

         The compensation and stock option committee administers all stock option and other compensation plans of the Company, determines all compensation for corporate officers and other key employees and has the authority to interview and hire prospective corporate officers and other key employees. The compensation and stock option committee did not meet during fiscal 1996 although actions were taken by unanimous consent.

         The audit committee considers the adequacy of the internal controls of the Company and the objectivity of financial reporting; meets with the independent certified public accountants, and appropriate Company financial personnel about these matters; and recommends to the Board the appointment of the independent certified public accountants. The audit committee met once during fiscal 1996.

         The strategic planning committee reviews strategy, allocation of corporate resources, business development and capital resources. The strategic planning committee met twice during fiscal 1996.

         The significant proposal review committee is responsible for reviewing, negotiating and approving certain significant customer (both existing and prospective) proposals. The significant proposal review committee did not meet during fiscal 1996.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and executive officer of the Company, and each person who owns more than 10% of a registered class of the Company's equity securities to file by specific dates with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of the Common Stock of the Company. Officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this report any failure of its directors, executive officers and 10% stockholders to file by the relevant due date any of these reports during the Company's fiscal year.

         To the Company's knowledge, based solely on its review of the copies of such reports furnished to it, the following person failed to file, on a timely basis, a report required to be filed during the fiscal year ended May 31, 1996: Thomas D. Overton III filed his initial report on Form 3 one day late, reporting his appointment as a director.


                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION.

         Summary Compensation Table. The following table sets forth certain information concerning the compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer, Executive Vice President, and Chief Financial Officer, the only executive officers of the Company earning compensation in excess of $100,000 (collectively the "named executive officers"):


- ---------------------------------------------------------------------------------------------------------------------
                                            Annual Compensation             Long-Term Compensation
                                 -----------------------------------------------------------------------
                                                                            Awards           Payouts
                                                             Other    ----------------------------------
                                                            Annual      Restricted                        All Other
                                                            Compen-       Stock                    LTIP      Compen-
 Name and Principal    Fiscal      Salary       Bonus       sation      Award(s)      Options    Payouts     sation
      Position          Year        ($)          ($)        ($)(1)        ($)           (#)        ($)        ($)
- ---------------------------------------------------------------------------------------------------------------------
Charles F. Bayless      1996      196,875      30,000         -            -        90,000        -          -
President and Chief     1995      170,700      60,000         -            -        50,000        -          -
Executive Officer       1994      148,158      50,000         -            -        50,000        -          -
- ---------------------------------------------------------------------------------------------------------------------
Thomas W. O'Brien       1996      122,163         -           -            -        35,000        -          -
Executive Vice          1995      114,246      20,000         -            -        20,000        -          -
President               1994      100,913      16,000         -            -         3,000        -          -
- ---------------------------------------------------------------------------------------------------------------------
Neil A. Johnson         1996      137,500      20,000         -            -        70,000        -          -
Senior Vice             1995      118,333      40,000         -            -        15,000        -          -
President, Finance      1994       27,147(2)      -           -            -        40,000        -          -
and Chief Financial
Officer
- ---------------------------------------------------------------------------------------------------------------------


(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for any named executive officer.
(2)      Represents partial year compensation.

         Employment Agreements. The Company has written amended employment agreements with Charles F. Bayless and Thomas W. O'Brien. Such amended agreements have no stated term. Pursuant to Mr. Bayless' amended agreement, he receives a base salary of not less than $115,000 per year. Pursuant to such amended agreement, Mr. Bayless was also granted options to purchase 150,000 shares of common stock under the Company's 1988 stock option plan and options to purchase 100,000 shares of common stock in accordance with the terms of the amended employment agreement. Pursuant to Mr. O'Brien's amended agreement, he receives a base salary of not less than $93,500 per year. Pursuant to such amended agreement, Mr. O'Brien was also granted options to purchase 60,000 shares of common stock under the Company's 1988 stock option plan and options to purchase 40,000 shares of common stock in accordance with the terms of the amended employment agreement. Pursuant to such amended agreements, Messrs. Bayless and O'Brien will have a reasonable opportunity to earn a minimum of 15% and 10%, respectively, of their respective base salaries in bonuses pursuant to annual bonus plans adopted by the Board of Directors.

         Stock Option Grant Table. The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended May 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 NUMBER OF SHARES OF      PERCENT OF TOTAL
                              COMMON STOCK UNDERLYING    OPTIONS GRANTED TO        EXERCISE OR BASE
                                  OPTIONS GRANTED          EMPLOYEES IN               PRICE         EXPIRATION
   NAME                                (#)                  FISCAL YEAR               ($/SH)           DATE
- -----------------------------------------------------------------------------------------------------------------
Charles F. Bayless                  65,000(1)                13.87%                 $3.41           June 23, 2005
                                    25,000(2)                 5.34%                 $2.76            May 20, 2006

Thomas W. O'Brien                   20,000(1)                 4.27%                 $3.41           June 23, 2005
                                    15,000(3)                 3.20%                 $3.25            May 20, 2006

Neil A. Johnson                     40,000(1)                 8.54%                 $3.41           June 23, 2005
                                    30,000(2)                 6.40%                 $2.76            May 20, 2006
- -----------------------------------------------------------------------------------------------------------------

(1) All such incentive options were granted on July 23, 1995 for the number of shares indicated at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. The options become exercisable in three equal annual increments commencing on the date of grant.

(2) All such nonqualified options were granted on May 20, 1996 for the number of shares indicated at an exercise price equal to 85% of the fair market value of the common stock on the date of grant of $3.25. The options became exercisable on the date of grant.

(3) All such incentive options were granted on May 20, 1996 for the number of shares indicated at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. The options become exercisable in three equal annual increments commencing on the date of grant.

         Stock Option Exercises and Holdings Table. The following table provides information concerning the exercise of options and the value of unexercised options held by the named executive officers at May 31, 1996:

                         AGGREGATE OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

- -------------------------------------------------------------------------------------------------------------
                         SHARES
                        ACQUIRED
                           ON          VALUE         NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                        EXERCISE     REALIZED               OPTIONS                  IN-THE-MONEY OPTIONS
         NAME              (#)          ($)          AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)(1)
- -------------------------------------------------------------------------------------------------------------
                                                 EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- -------------------------------------------------------------------------------------------------------------

 Charles F. Bayless         -            -         380,001          59,999        $1,000,784       $25,567

 Thomas W. O'Brien      11,000       $36,025       106,001          29,999           275,424        15,367

 Neil A. Johnson            -            -          93,334          31,666            45,067        15,732
- -------------------------------------------------------------------------------------------------------------

- -----------------------------------------

(1) Values stated are based on the average of the high and low bid quotations of $4.00 per share of the Company's common stock reported by NASDAQ on May 31, 1996, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.


         Director Compensation. Outside directors of the Company, presently consisting of Messrs. Turner and Keane, are reimbursed for all reasonable expenses incurred in attending each Board or Board committee meeting.

         In March 1993, as incentive to contribute to the Company's success, and pursuant to the terms of two separate Agreements Regarding Compensation of Outside Directors entered into with Messrs. Turner and Keane, the Company granted to each such outside director nonqualified options to purchase up to 36,000 shares of common stock, at a purchase price of $1.00 per share. See "EXECUTIVE COMPENSATION-Director Option Plans."

         Each outside director automatically receives a grant of 5,000 nonqualified stock options each year on the fifth business day following the first public release of the Company's audited earnings report on results of operations for the preceding fiscal year. See "EXECUTIVE COMPENSATION-1988 and 1994 Option Plans."

         Each outside director receives an annual fee of $7,500, $1,250 for each board meeting attended (not to exceed $7,500 in a twelve-month period) and $300 for each committee meeting attended.

         Stock Option Plans.

         1988 and 1994 Option Plans. Under the Company's 1988 Stock Option Plan ("1988 Option Plan"), options to purchase up to 450,000 shares of the Company's common stock may be granted to officers and other key employees of the Company. Under the Company's 1994 Stock Option Plan (the "1994 Option Plan"), options to purchase up to 1,500,000 shares of the Company's common stock may be granted to employees, outside directors, consultants and advisors of the Company. The 1988 and 1994 Option Plans are sometimes collectively referred to as the "Option Plans." The Option Plans permit the award of incentive stock options and nonqualified stock options. The Option Plans are administered by the Compensation and Stock Option Committee, with sole discretion, subject to the terms of the Option Plans, to set the specific terms and conditions of options granted under the Option Plans.

         Generally, stock options granted under the Option Plans will be exercisable at such prices as the Committee establishes but not less than (i) the market price of the Company's common stock on the date of grant in the case of an incentive stock option (or 110% of the market price with respect to a holder of 10% or more of the Company's common stock), and (ii) 85% of the market price of the Company's common stock on the date of grant in the case of a nonqualified stock option. In general, options may be exercised following termination of employment only to the extent exercisable on the date of such termination and only within three months of termination. A longer period may apply if employment terminates because of disability or death or if the optionee dies during the three-month period following termination of employment. Options generally expire immediately upon termination of employment for cause. In no event may an option be exercised more than 10 years after the date of grant (or five years with respect to a holder of 10% or more of the Company's common stock in the case of an incentive option). Under the Option Plans, stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, by delivering common stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged with the exercise price payable in cash from such sale proceeds.

         Unless sooner terminated by the Board of Directors, the 1988 Option Plan terminates on October 14, 1998, and the 1994 Option Plan terminates on March 1, 2004. Stock options outstanding on a termination date, will remain outstanding according to their terms. Shares covered by an option (or portion thereof) which expires, terminates or is canceled for any reason other than exercise of the option will again be available for awards under the Option Plan.

        The 1994 Option Plan provides that each outside director (as defined therein) will automatically receive a grant of 5,000 nonqualified stock options each year on the fifth business day following the first public release of the Company's audited earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable in whole or in part on the first anniversary of the award through the balance of its ten-year term. Subject to availability of shares allocated to the 1994 Option Plan and not already reserved for other outstanding stock options, outside directors who join the Board in the future will in addition receive an initial grant of options for 15,000 shares, which will become exercisable in five equal increments beginning on the first anniversary of the award and on each of the next four succeeding anniversary dates. Such options will be exercisable for a term of ten years. Such options will be awarded upon their appointment or election to the Board. Options, once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the holder continues as a director. The option exercise price of the options is equal to 100% of the fair market value of the covered shares of common stock at the time of grant.

         As of August 27, 1996 options for 1,003,966 shares of common stock had been granted under the Option Plans and were outstanding, with a weighted average exercise price of $2.81 per share, and an additional 860,500 shares were available for issuance upon exercise of options which may be granted in the future. As of August 27, 1996, options to purchase 78,200 shares and 5,834 shares had been exercised under the 1988 Option Plan and 1994 Option Plan, respectively.

         Director Option Plans. In March 1993, as incentive to contribute to the Company's success, and pursuant to the terms of two separate Agreements Regarding Compensation of Outside Directors ("Compensation Contracts") entered into with Messrs. Turner and Keane, the Company granted to each such outside director nonqualified options to purchase up to 36,000 shares of common stock, at a purchase price of $1.00 per share. The purchase price of the shares of common stock issuable upon exercise of options granted under the Compensation Contracts is payable in cash, an equivalent fair market value of common stock, by cashless exercise procedures, or a combination of the foregoing, and must be paid in full at the time of exercise of such options. The purchase price and the number of shares issuable upon exercise of the options are subject to adjustments in the event that certain changes in capitalization should occur.

         Each option granted under the Compensation Contracts became exercisable in three cumulative annual installments of 12,000 shares each, commencing on the effective date of grant. Each such option, to the extent exercisable remains exercisable until the tenth anniversary of its effective date of grant. As of August 27, 1996 options to purchase 36,000 shares had been exercised under the Compensation Contracts.

         In the event an optionee dies, the options granted under the Compensation Contracts may be exercised by the optionee's legal representative, heir or legatee (as the case may be) at any time prior to the respective stated expiration dates of the options, to the extent such options are exercisable prior to the optionee's death. In the event an optionee ceases to serve as a director of the Company for any reason other than the optionee's death, the options granted under the Compensation Contracts may be exercised at any time prior to the respective stated expiration dates of the options, to the extent such options were exercisable prior to cessation of the optionee's service as a director.

         Options granted under the Compensation Contracts are not transferable except by will or by the laws of descent and distribution. An option is exercisable during the lifetime of an optionee only by the optionee. After the death of an optionee, the option may be exercised prior to its termination by the optionee's legal representative, heir or legatee. The terms of each option granted under the Compensation Contracts may be amended only upon the written consent of the Company and the optionee.

         Officer Option Plans. Up to 140,000 shares of the Company's common stock are issuable upon exercise of options to two executive officers of the Company pursuant to two amended employment agreements entered into effective February 20, 1991. See "EXECUTIVE COMPENSATION-Employment Agreements." Pursuant to the terms of the options granted, one of the optionees was granted nonqualified options to purchase up to 100,000 shares of common stock at $1.00 per share and the other optionee was granted nonqualified options to purchase up to 40,000 shares at $1.00 per share.

         Each option became exercisable as to all option shares upon the effective date of grant, February 20, 1991, and will remain exercisable until the optionee ceases to be employed by the Company. As of August 27, 1996, no options had been exercised under these officer option plans. The options are not transferable and are exercisable during the lifetime of an optionee only by the optionee. The terms of each option granted may be amended only upon written consent of the Company and the optionee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Sunwestern Investment Fund, Sunwestern Capital Ltd., Sunwestern Investment Fund II and Sunwestern Cayman 1984 Partners (collectively the "Sunwestern Entities"), current or former principal stockholders of the Company, hold certain demand and piggyback registration rights. Such rights were granted to the Sunwestern Entities in connection with various prior convertible debt financing transactions. The Company has agreed to indemnify the holders of securities which are so registered against certain liabilities under the Securities Act of 1933. Two of the Company's eight directors are affiliates of the Sunwestern Entities.

         Sears, Roebuck and Co. ("Sears"), the Company's principal customer and a principal stockholder, holds certain demand and piggyback registration rights. The Company has agreed to indemnify Sears against certain liabilities in connection with any shares so registered.

         On December 29, 1994, Sears acquired from the Company, in a private transaction, 3,333,333 shares of the Company's newly issued common stock. The stock acquisition was effected pursuant to a stock purchase agreement. Consideration for the stock acquisition included: (i) $4.5 million in cash,
(ii) execution of a service agreement providing for a 10-year term, (iii) the transfer of certain assets including furniture, fixtures, leasehold improvements and equipment (valued at approximately $1,223,000), and (iv) the transfer of leasehold interests for two facilities.

          After consummation of the stock acquisition, Sears held approximately 65% of the Company's outstanding common stock as compared to approximately 49% prior to consummation of the stock acquisition. The stock purchase agreement provides Sears with the right to acquire additional shares of capital stock upon the issuance by the Company of additional capital stock (except in certain limited cases) in order to maintain the same proportion of voting power of the Company as it owned prior to the issuance. Under such stock purchase agreement, the Company has agreed to take reasonable steps not inconsistent with applicable law or the fiduciary duties of its directors to cause three nominees of Sears to be included in its authorized slate of nominees at all meetings of stockholders for the election of directors. Two of the Company's directors, both of which are nominees for director, are affiliates of Sears. The non-director nominee for director is also an affiliate of Sears. Sears is and was, prior to the stock acquisition, the Company's principal service customer.

         Over 90% of the Company's revenues for fiscal 1996 were attributable to services provided to Sears pursuant to two service agreements. The first service agreement, entered into in May 1993, is for a seven year term and covers consumer support, parts support, technical support, database maintenance, home office center support and administrative services. The second service agreement, entered into in December 1994, is for a ten year term and covers parts sales order and repair technician scheduling services. After the lapse of any applicable cure periods, each of the agreements is terminable by either party in the event of non-compliance by the other party with certain provisions relating to performance of services in accordance with specified minimum standards, maintenance of required insurance and fulfillment of indemnity and confidentiality obligations. Each agreement (or, in some cases, only a service provided under such agreement) is also terminable by Sears, on 180 days' notice, in certain events as set forth in the respective agreements. In specified termination situations under the ten-year agreement, during the first three years of the term of such agreement, Sears is obligated to assume certain leases and purchase certain assets from the Company, which obligations abate during such three-year period.

         The Company believes that the transactions referred to above are no less favorable to the Company than transactions which could have been obtained from unrelated third parties. Any future transactions between the Company and related parties will be approved by disinterested directors and will be on terms no less favorable than those which could have been obtained from unrelated third parties.

                                     ITEM 2
                    RATIFICATION OF SELECTION OF ACCOUNTANTS

         The Board of Directors has selected Price Waterhouse LLP as the independent accountants of the Company for fiscal 1997. Price Waterhouse LLP has served as the independent accountants of the Company since May 1993. A representative of Price Waterhouse LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of common stock present and entitled to vote is required to ratify the selection of the Company's accountants. The enclosed form of Proxy provides a means for stockholders to vote for the ratification of selection of independent accountants, to vote against it or to abstain from voting with respect to it.
IF A STOCKHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH STOCKHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this item.


                                 OTHER MATTERS

         The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

The Company intends to conduct the next annual meeting of stockholders in approximately October 1997. Stockholder proposals intended to be presented at the annual meeting to be held in 1997 must be received by the Company by May 16, 1997 to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary of the Company at the address indicated in this Proxy Statement.

                     COST AND METHOD OF PROXY SOLICITATION

         The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, and facsimile by directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of stock held by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                              By Order of the Board of Directors
                                              Neil A. Johnson
                                              Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS ON FRIDAY,
                     OCTOBER 25, 1996 AT 9:00 A.M., C.S.T.

         The undersigned hereby appoints Charles F. Bayless and Neil A. Johnson, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote, at the annual meeting and at any adjournment thereof, all common shares of the undersigned in MaxServ, Inc. held of record on the record date, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this card. IF NO DIRECTIONS ARE GIVEN AND THE SIGNED PROXY CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

[X] Please mark boxes like this.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

         1.      ELECTION OF DIRECTORS
                 [ ]  FOR all nominees listed below         [ ]  WITHHOLD all nominees listed below
                 [ ]  PLACE AN "X" IN THIS BOX TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
AND WRITE THAT NAME FROM THE LIST BELOW ON THE LINE BELOW.

                          -------------------------

                                    NOMINEES

           CHARLES F. BAYLESS       NATHANIEL P. TURNER      JAMES F. LEARY         STEPHEN J. KEANE
         THOMAS D. OVERTON III     DANIEL A. MIHALOVICH     PATRICK A. RIVELLI     STEPHANIE S. SPRINGS


         2.      RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                 [ ]  FOR          [ ] AGAINST          [ ] ABSTAIN

The undersigned acknowledges receipt of the formal notice of such meeting and the accompanying Proxy Statement.

Please sign exactly as name appears on the certificate. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. When signing as attorney, executor, administrator, trustee, guardian, officer or partner, please give full title as such.

                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                                  ---------------------------------------------
                                  SIGNATURE

                                  ---------------------------------------------
                                  SIGNATURE


                                  DATE:
                                       ----------------------------------, 1996.

[ ] Please "x" here if you plan to attend the meeting and vote your shares.